Exhibit 99.1

Golden Minerals on Track with 1st Quarter 2021 Gold-Silver Production

GOLDEN, CO - /GLOBE NEWSWIRE/ - April 19, 2021– Golden Minerals Company (NYSE American and TSX: AUMN) (“Golden Minerals”, “Golden” or “the Company”) is pleased to announce first quarter 2021 production results from its Rodeo gold-silver mine in Durango State, Mexico.

•	1,559 gold equivalent ounces produced in gold-silver doré while ramping up production in the quarter

•	1,054 gold equivalent ounces of doré sold in the first quarter

•	On track for annual production of 12,000 to 14,000 ounces gold in 2021

Golden began mining activities at the Rodeo site in December 2020, followed by the commencement of processing operations in mid-January 2021 at a rate of approximately 200 tonnes per day (“tpd”). The mine was brought online approximately two weeks ahead of schedule and on budget.

Production results for the quarter ending March 31, 2021 are on target with Rodeo’s 2021 mine plans and are shown as follows:

Payable gold equivalent produced in doré (oz)	1,559
Payable gold produced in doré (oz)	1,390
Payable silver produced in doré (oz)	11,289

Gold equivalent sold in doré (oz)	1,054
Gold sold in doré (oz)	909
Silver sold in doré (oz)	9,698

Total tonnes mined[1]	171,905
Total tonnes in stockpiles awaiting processing[2]	6,746
Total tonnes in low grade stockpile[3]	26,410
Tonnes processed	18,791
Average tonnes per day processed	209

Gold grade processed (g/t)	3.0
Silver grade processed (g/t)	14.3

Plant recovery - gold (%)	84.3
Plant recovery - silver (%)	86.6

Average realized price, before refining and selling costs
Gold in doré ($/oz)	$1,721
Silver in doré ($/oz)	$25.76

Gold equivalent based on realized $ Au and $Ag price.

(1)	Includes all mined material transported to the plant, stockpiled or designated as waste

(2)	Includes mined material stockpiled at the mine or transported to the plant awaiting processing in the plant

(3)	Material grading between 2 g/t (current cutoff grade) and 1 g/t Au held for possible future processing

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060

The Company has completed installation of a second regrind mill circuit at the oxide plant where Rodeo’s gold-silver material is processed. As previously communicated, this regrind circuit has been specifically designed to allow increased throughput for the harder material coming from the Rodeo mine. Installation occurred within two weeks of its intended March 31, 2021 target date. The new circuit is expected to enable an increase in production to Rodeo’s planned run rate of around 450 tpd, which the Company anticipates reaching in May 2021. This ramp up schedule is approximately four to six weeks longer than originally planned due to delays in final installation adjustments and replacement of a VFD (variable frequency drive) controller. However, the grinding characteristics of the Rodeo mineralized material are more favorable than predicted, which should allow us to increase throughput beyond the 450 tpd rate initially planned.

The Company notes its full year 2021 production guidance remains unchanged from figures reported one quarter ago:

Total tonnes processed	125,000-135,000
Payable production
Gold oz	12,000 - 14,000
Silver oz	25,000 - 30,000

About Golden Minerals

Golden Minerals is a Delaware corporation based in Golden, Colorado. The Company is primarily focused on advancing its Rodeo and Velardeña properties in Mexico and, through partner-funded exploration, its El Quevar silver property in Argentina, as well as acquiring and advancing mining properties in Mexico, Argentina, and Nevada.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and applicable Canadian securities legislation, including statements regarding timing of processing Rodeo material, expected run rates and expectations regarding annual production. These statements are subject to risks and uncertainties, including the reasonability of the economic assumptions at the basis of the Rodeo Preliminary Economic Assessment and technical report and the other economic projections of the Rodeo mine; changes in interpretations of geological, geostatistical, metallurgical, mining or processing information; interpretations of the information resulting from exploration, analysis or mining and processing experience; fluctuations in exchange rates and changes in political conditions, tax, royalty, environmental or other laws in Mexico; fluctuations in silver or gold prices; and the timing duration and overall impact of the COVID-19 pandemic, including the potential future re-suspension of non-essential activities in Mexico, including mining. Golden Minerals assumes no obligation to update this information. Additional risks relating to Golden Minerals may be found in the periodic and current reports filed with the SEC by Golden Minerals, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

For additional information please visit http://www.goldenminerals.com/ or contact

Golden Minerals Company

Karen Winkler, Director of Investor Relations, (303) 839-5060

SOURCE: Golden Minerals Company

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060